Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of September 16, 2021, but effective as of August 2, 2021 (the “Effective Date”), by and between Peter N. Foss (“Executive”) and Healthcare Trust of America, Inc. (“Company” or “HTA”).
WHEREAS, Executive has served as a director of the Company’s board of directors (the “Board”) since April 2015;
WHEREAS, the Board appointed the Executive as the Company’s interim President and Chief Executive Officer (the “Interim CEO”) on August 2, 2021;
WHEREAS, the Company desires to continue to employ Executive as Interim CEO, and Executive desires to be employed by the Company as Interim CEO in addition to Executive’s continued service as a director on the Board; and
WHEREAS, the Company and Executive (each, a “Party” and collectively, the “Parties”) jointly desire to enter into this Agreement to reflect the terms and conditions of the Executive’s employment with the Company as Interim CEO on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows as of the Effective Date:
1.    Employment. The Parties set forth the terms of Executive’s employment with the Company on and after the Effective Date by this Agreement.
2.    Term of Agreement.
(a)    The term of this Agreement shall be the period commencing on the Effective Date and ending on the earliest to occur of (i) the date on which a permanent successor as Chief Executive Officer of the Company is appointed by the Board and assumes such position, (ii) the occurrence of a Corporate Transaction (as defined below) and (iii) the date on which Executive’s employment otherwise terminates in accordance with Section 9 (the “Term”). Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive Executive’s termination of employment hereunder to the extent necessary to enable the Parties to enforce their respective rights hereunder.
(b)    For purposes of this Agreement, the following terms shall have the meaning set forth below:

(i)    A “Corporate Transaction” means the consummation of a merger, consolidation, statutory share exchange, stock purchase or similar form of corporate transaction involving the Company that provides the Company’s stockholders with a combination of cash and/or securities of a company that are traded on a National Securities Exchange, unless such Corporate Transaction is a Non-Qualifying Transaction.
(ii)    “Non-Qualifying Transaction” means, with respect to a Corporate Transaction, immediately following such Corporate Transaction: (A) all or substantially all of the individuals and entities who were the “beneficial owners” (as defined in Rule 13d-3 of the general rules and regulations under the Securities Exchange Act of 1934), respectively, of the outstanding Company Common Stock and the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”) immediately prior to such Corporate Transaction, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of HTA’s outstanding common stock and voting securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the “beneficial owner,” directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Corporate Transaction. For purposes of this definition, “Incumbent Directors” means, during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board.
3.    Duties.
(a)    Title/Reporting. Executive shall serve, during the Term, as the Company’s Interim CEO and report to the Board.
(b)    Affiliates. Executive shall furnish such managerial, executive, financial, technical and other skills, advice, and assistance in operating the HTA Group as may be reasonably requested of Executive. As of the Effective Date, the “HTA Group” means the Company and its respective subsidiaries, which are set forth in the Company’s most recent 10-K annual report filing with the Securities and Exchange Commission.

(c)    Duties and Responsibilities; Efforts. During the Term, Executive shall perform such duties, consistent with the provisions of Section 3(a), as are reasonably assigned to Executive, including, without limitation, service as an officer for other entities in the HTA Group, and shall have authority commensurate with his titled position as delegated to him by the Board and as may be changed from time to time. Executive shall devote a sufficient portion of Executive’s time, attention, and energies to the business of the HTA Group as is necessary to carry out his duties pursuant to the foregoing. Throughout the Term, Executive may continue to serve in other existing roles as more particularly set forth on Exhibit A attached hereto; provided that any such service, individually or in the aggregate, does not present a conflict of interest with, or materially interfere with the performance of, his duties for the Company.
(d)    Location. Executive shall work at a location determined in his reasonable discretion, but will travel to Company’s Scottsdale, Arizona headquarters office when necessary to adequately perform Executive’s duties. Executive shall also travel to other locations as is necessary, or as reasonably requested by the Board or its Chair, to perform Executive’s duties. During the Term, the HTA Group shall reimburse all reasonable private jet and other travel expenses incurred in connection with performing Executive’s duties under this Agreement, including related to periodic travel to Company’s Scottsdale headquarters office.
4.    Compensation.
(a)    Base Salary. Executive shall receive an annual base salary (the “Base Salary”) of eight hundred and thirty-five thousand dollars ($835,000) on an annualized basis, payable in accordance with Company’s regular payroll practices as then in effect, during the Term, subject to proration based on the period of Executive’s service as Interim CEO from the Effective Date through December 31 2021.
(b)    Bonus. In addition to Base Salary, Executive shall be eligible to receive a target bonus equal to one million two hundred thirty-seven thousand dollars ($1,237,000) and a maximum bonus of equal to one million eight hundred and seventy-five thousand dollars ($1,875,000) with respect to the period from September 1, 2021 to August 30, 2022. One-third of the bonus is allocable to the period from September 1, 2021 to December 31, 2021, and the remaining two-thirds of the Bonus is allocable to the period from January 1, 2022 to August 30, 2022 (each, a “Performance Period”). The actual Bonus earned by Executive with respect to each of these Performance Periods is based on achieving performance objectives for the CEO and the Company as determined and approved by the compensation committee (the “Compensation Committee”) in its sole discretion. Notwithstanding the foregoing, the minimum amount payable with respect to the Performance Period ending on December 31, 2021 shall be $412,333 (i.e., one-third of $1,237,000), and the minimum amount of the bonus payable with respect to the Performance Period ending on August 31, 2022 shall be $824,667 (i.e., two-thirds of $1,237,000). Except as otherwise specifically provided to the contrary in Section 9 below, Executive must remain employed until the Bonus Payment Date (as defined below) to receive the bonus payment allocable to a Performance Period. The “Bonus Payment Date” with respect to the bonus allocable to a Performance Period shall be no later than two and one-half months following the end of such Performance Period. The total of the amount of bonus referred to this Section 4(b) with respect to the period from September 1, 2021 to August 30, 2022 is referred to herein as the “Bonus”.
(c)    LTI Award. Within 10 days after the Parties have executed this Agreement, Executive will be granted a restricted stock award with respect to 105,660 shares of Company’s common stock (the “LTI Award”) that will vest on the first anniversary of the Effective Date, subject to Executive’s continued employment through the applicable date as Interim CEO, or earlier as provided in Section 9. The LIT Award will be subject to the terms and conditions of the applicable award agreement the Company’s Amended and Restated 2006 Incentive Plan, as amended from time to time (as applicable to the LTI Award, the “Equity Plan”), except as otherwise provided in this Agreement.
(d)    Signing Bonus. Executive shall receive a one-time special signing bonus in an amount equal to $100,000 (the “Signing Bonus”) payable no later than ten (10) days after the Effective Date. For avoidance of doubt, the Signing Bonus is in addition to the Bonus under Section 4(b) above. If Executive’s employment with the Company terminates during the Term due to Executive’s resignation or by the Company for Cause, in either case, Executive will repay the Signing Bonus to the Company in full.
(e)    Board Compensation. Executive acknowledges and agrees that, during the Term, he shall not receive any additional compensation, including any cash retainers or equity grants, in respect of his service on the Board; provided that, any equity awards granted in respect of such service prior to the Effective Date shall continue to vest in accordance with their terms by treating employment as Interim CEO as covered service. Immediately following the termination of the Term for any reason, Executive’s Board compensation (including both cash and equity components) shall be reinstated, on a pro rata basis for the year of transition, in accordance with the Company’s non-employee director compensation policies.
(f)    The Parties both acknowledge and agree that this Agreement and the foregoing compensation, including the LTI Award, is not being provided as a result of, in connection with, and is not contingent on, a pending or contemplated transaction to which Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) would apply, and that this Agreement and the foregoing compensation were the result of arms length negotiations with the intent of, among other things, providing Executive with appropriate compensation for the services to be provided pursuant to Section 3.
5.    Business Expenses. All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive’s duties to the HTA Group shall be reimbursable in accordance with the Company’s then current travel and expense policies.

6.    Confidentiality and Return of Company Property. Executive hereby acknowledges and agrees that he has an obligation to maintain the confidentiality of all confidential, proprietary or trade secret information of the HTA Group, during and following the termination of the Term, and to only use such information for the benefit of the HTA Group. Upon the termination of the Term for any reason, Executive agrees to return any and all property of the HTA Group and delete any confidential, proprietary or trade secret information of the HTA Group from any of Executive’s personal devices (other than any such information that is related to Executive’s continued service to the HTA Group as a member of the Board).
7.    Benefits.
(a)    While Executive remains in HTA’s employ as Interim CEO, Executive shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated HTA officers, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.
(b)    Notwithstanding anything contained herein to the contrary, the Base Salary and the Bonus otherwise payable to Executive under Section 4(b) above shall be reduced by any benefits paid to Executive under any disability plans made available to Executive by the HTA Group (the “Disability Plans”) in accordance with the terms of such Disability Plans.
8.    Dispute Resolution. In the event that any dispute or disagreement arises between the Parties in connection with any provision of this Agreement, the Parties shall first submit such disagreements to mediation, which mediation shall occur in the county in the state in which Executive’s primary resident office is situated. Either Party may commence mediation by providing to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the other party hereto a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties hereto shall cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, within thirty (30) days after the commencement of the mediation, and in scheduling the mediation proceedings. The Parties hereto shall share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.
9.    Termination.
(a)    Termination for Terminating Disability.

(i)    The Company may terminate the Executive’s employment if the Executive shall have been unable to perform, in the opinion of a competent physician selected by the Board (provided that Executive shall also be able to select a physician and an independent review in the event there is a dispute), any or all of the Executive’s material duties hereunder, either with or without reasonable accommodation, by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a “Terminating Disability”).
(ii)    If the Company elects to terminate the Term in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the Company to the Executive.
(iii)    Upon termination of the Term on account of a Terminating Disability, HTA shall pay Executive (1) the Accrued Obligations as defined below (all subject to offset for any amounts received pursuant to the Disability Plans, in accordance with the terms of such Disability Plans) and (2) an amount equal to the Bonus that Executive otherwise would have earned under Section 4(b) at target for the period from September 1, 2021 through August 31, 2022 prorated for the number of days Executive was employed by HTA during the year of termination compared to the number of days in the performance period, payable in accordance with the timing set forth in Section 4(b) (the “Pro Rata Bonus”). In addition, upon termination of the Term on account of a Terminating Disability, a prorated portion of the LTI Award shall vest based on the number of days Executive was employed by HTA during the Term compared 365 days and any other outstanding equity incentive awards received prior to the Effective Date shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.
(iv)    If the Company elects not to terminate the Term upon an event of a Terminating Disability and Executive returns to active employment with HTA prior to such a termination, or if such disability exists for less than the period of time necessary to constitute a Terminating Disability, the provisions of this Agreement shall remain in full force and effect.
(b)    Termination on Account of Death of Executive. The Term terminates immediately and automatically on the death of Executive; provided, however, that HTA shall pay Executive’s estate (1) the Accrued Obligations and (2) the Pro-Rata Bonus. Upon termination of the Term and Executive’s employment on account of the death of Executive, a prorated portion of the LTI Award shall vest based on the number of days Executive was employed by HTA during the Term compared to 365 days and any other outstanding equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.
(c)    Termination by Company for Cause. HTA may terminate the Term immediately, upon written notice to Executive, for Cause. For purposes of this Agreement, HTA shall have Cause to terminate the Term only if the Board determines that, on or after the

Effective Date with respect to events that occur on or after the Effective Date, there has been (i) the Executive’s conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or resulting in a period of incarceration, (ii) fraud, misappropriation, embezzlement, or misconduct constituting serious criminal activity on the part of Executive, (iii) material violations of material policies of the HTA Group by the Executive in connection with his employment that results, or is reasonably likely to result, in material financial or reputational damage to the HTA Group, or (iv) Executive’s substantial and repeated failure to perform duties of the office(s) held by Executive; provided, however, that, to the extent such violation under the foregoing clause (iii) or clause (iv) is curable, the Company has given Executive written notice setting forth in reasonable specificity the event(s) or circumstance(s) that it believes constitutes Cause and Executive has failed to cure such event(s) or circumstance(s) within fifteen (15) days after having received such written notice from HTA. Upon termination for Cause, HTA shall pay Executive only the Accrued Obligations, and the Bonus and LTI Award shall be forfeited. Upon a termination for Cause, Executive shall immediately deliver to the Board his resignation as a member of the Board.
(d)    Termination of Term, Termination by Company Other than for Cause, Death, or Disability. HTA may terminate the Term immediately upon written notice to Executive for any reason. If (x) the Term expires automatically in accordance with either Section 2(a)(i) or Section 2(a)(ii) above, in which case, for the avoidance of doubt, Executive’s employment shall also terminate, or (y) the Term expires under Section 2(a)(iii) above for any reason other than those set forth in Sections 9(a), (b) or (c), then:
(i)    the LTI Award shall immediately vest in full (to the extent not previously vested);
(ii)    the Company shall pay in a lump sum within sixty days after any such employment termination the difference, if any, between eight hundred and thirty-five thousand dollars ($835,000) and the amount of Base Salary paid to (or applied on behalf of) the Executive with respect to his services on and after the Effective Date under this Agreement (but not less than zero);
(iii)    subject to clause (iv) below with respect to expiration of the Term on a Corporate Transaction, the Company shall pay in a lump sum within sixty days after such employment termination the difference between (A) one million two hundred thirty-seven thousand dollars ($1,237,000) multiplied by the Adjustment Factor (as defined below), and (B) the amount of any Bonus (but not including the Signing Bonus) paid to (or applied on behalf of) the Executive for services on and after the Effective Date under this Agreement, if any, subject to the obligation to provide transition services as described below; and
(iv)    if the Term expires on account of a Corporate Transaction, then in lieu of the amount under clause (iii) above, the Company shall pay in a lump sum within sixty days after such employment termination the difference between (A) one million eight hundred and seventy-five thousand dollars ($1,875,000) and (B) the amount of any Bonus (but not including the Signing Bonus) paid to (or applied on behalf of) the Executive for services on and after the Effective Date under this Agreement, if any.
The “Adjustment Factor” for purposes of clause (iii) above shall be twenty-five percent (25%) if the covered employment terminates in September 2021, fifty percent (50%) if the Executive’s covered employment terminates in October 2021, seventy-five percent (75%) if the Executive’s covered employment terminates in November 2021, and one-hundred percent (100%) if the Executive’s covered employment terminates on or after December 1, 2021
In the event that the Executive’s employment terminates under the circumstances described in this Section 9(d) prior to both the first anniversary of the Effective Date and a Corporate Transaction, the Executive shall provide such transition services as are reasonably requested by the Board for a period not longer than the earlier of two months after employment termination or the first anniversary of the Effective Date in order to support a smooth transition of Executive’s duties hereunder to a permanent successor as the Company’s Chief Executive Officer.
(e)    Resignation by Executive. Executive may resign only upon ninety (90) days prior written notice to Board. In the event of a resignation under this Section 9(e), the Term shall terminate and Executive shall be entitled only to the Accrued Obligations. For the avoidance of doubt, upon such a termination, the LTI Award and Bonus shall be forfeited.
(f)    Section 9 Payments and Release. Upon termination of the Term as a result of an event of termination described in this Section 9 and except for the Company’s payment of the Accrued Obligations and other amounts described in this Section 9, all further compensation under this Agreement shall terminate. Executive further agrees that as a condition precedent to Executive’s receipt of payments and benefits under this Section 9 (other than the Accrued Obligations), upon HTA’s request and by a reasonable deadline set by the Company (to ensure that payments can be made by the dates specified in this Section 9 following the expiration of the time for revocation of the Release (as defined below) as permitted by law), Executive shall (i) execute a release agreement that sets forth (A) the date of Executive’s termination and the effect of his termination under the compensation and benefit plans of the HTA Group, (B) the compensation and benefits to be received under this Agreement and any conditions to their receipt provided for in this Agreement, (C) covenants requiring Executive to maintain the confidentiality of the HTA Group’s confidential information and to return any property of the HTA Group and (D) a release of claims in the substantially the form attached as Exhibit B hereto (subject to updates to the extent necessary to reflect changes in applicable law) (the “Release”), and (ii) execute and not revoke the Release.
(g)    Additional Terms. To the extent provided below, the following provisions apply under this Section 9 and the other provisions of the Agreement.

(i)    “Accrued Obligations” shall mean (A) any Base Salary accrued through the date of termination, (B) the portion of the Bonus, if any, earned but not yet paid for the year preceding the year in which the termination occurs, subject to certification by the Compensation Committee of any performance goals applicable to such Bonus, (C) reimbursement for any business expenses properly incurred prior to the date of termination and (D) any nonforfeitable amounts or benefits, including continuation and conversion rights, provided under any employee benefit plan, not including any severance, separation pay or supplemental unemployment benefit plan, in accordance with the terms of such plan.
(ii)    Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of any payments or benefits under this Section 9, and the payments and benefits under this Section 9 shall not be offset by any compensation or other amounts received from any other source.
(iii)    This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee and without requiring Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A, include the short-term deferral and the severance pay exemptions provided under Treasury regulations. The preceding provisions shall not be construed as a guarantee by HTA of any particular tax effect to Executive of the payments and other benefits under this Agreement.
(A)    With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(B)    If a payment obligation under this Agreement arises on account of Executive’s termination of employment and if such payment is deferred compensation (as defined under Treasury Regulation Section 1.409A-1(b)(1)) subject to Section 409A, the payment shall be paid only in connection with Executive’s separation from service (as defined in

Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of Executive’s separation from service (as defined under Treas. Reg. Section 1.409A-1(h)) while Executive is a specified employee (as defined under Treas. Reg. Section 1.409A-1(h) and using the identification methodology selected by the Company from time to time), any payment of deferred compensation (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Executive’s separation from service or, if earlier, within fifteen (15) days following Executive’s death.
10.    Withholdings. All amounts payable under this Agreement will be subject to withholdings as required by law. Executive shall be personally subject to pay all taxes with respect to compensation and benefits provided as required under this Agreement regardless of how much HTA withholds for applicable taxes.
11.    Assignment. All rights and duties of Executive arising under this Agreement, and the Agreement itself, are non-assignable by Executive. HTA may elect to assign this Agreement, provided that such assignment, other than to a successor to the Company’s business that expressly adopts and agrees to be bound by this Agreement, shall not relieve HTA of its obligations under this Agreement, and HTA shall guarantee payment and performance of all such obligations by the assignee.
12.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Executive at Executive’s place of residence as then recorded on the HTA’s books or to the Company at its principal office.
13.    Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any Party hereto of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such party.
14.    Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state in which Executive’s primary resident office is situated (but not including the choice of law rules thereof). The parties hereto further agree that the sole and exclusive forum for litigating any disputes arising under the terms of this Agreement shall be a court of competent jurisdiction in the state in which Executive’s primary resident office is situated (but not including the choice of law rules thereof) for all disputes not covered by Section 8.

15.    Entire Agreement. This Agreement, together with the award agreement with respect to the LTI Award and the Equity Plan, contains the entire agreement of the parties with respect to Executive’s employment by the Company, and supersedes any and all prior agreements between or among the parties. There are no other contracts, agreements, or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement or evidencing equity awards granted in respect of Board service. With respect to the LTI Award and any other equity awards granted to Executive in connection with his employment, (a) in the event of any conflict between the terms of this Agreement, on the one hand, and the terms of the Equity Plan and any award agreement (including the award agreement with respect to the LTI Award), on the other hand, the terms of the applicable award agreement shall govern, and (b) in the event of any conflict between the terms of this Agreement and the terms of the Equity Plan, the terms of this Agreement shall govern (other than any purported conflict relating to terms of the Equity Plan that would require shareholder approval to amend, in which case, the terms of the Equity Plan shall govern).
16.    Severability. In case one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.
17.    Successors and Assigns. Subject to the requirements of Section 11 above, this Agreement shall be binding upon Executive, the Company and the Company’s successors and assigns.
18.    Golden Parachute Limitation.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Executive a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 18(b) below). For purposes of this Section 18, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 18, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such

Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax shall apply to such Payment.
(b)    The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 18(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 18(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 18 shall be of no further force or effect.
19.    Protected Rights.
(a)    Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Executive understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to HTA. In addition, Executive shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934 or otherwise for information provided to the SEC.
(b)    The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances for limited disclosures of trade secrets, as defined by the Act. Specifically, the trade secrets may be discloses: (i) in confidence, either directly or indirectly, to a Federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, filing of a lawsuit for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (A) the individual may disclose the trade secret to his/her attorney, and (B) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.
20.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by pdf) shall be deemed effective for all purposes.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“COMPANY” Healthcare Trust of America, Inc. By: /s/ Robert A. Milligan Robert A. Milligan Title: Chief Financial Officer, Secretary and Treasurer

“EXECUTIVE” By: /s/ Peter N. Foss Peter N. Foss

Exhibit A – Other Existing Roles of Executive
First Tee Organization    Board of Trustees
The National World War II Museum    Board of Trustees
Savista (Private Company)    Board Member

A-1

Exhibit B - Release
This Release Agreement (this “Release”) is made by and among Peter Foss (“Executive”) and Healthcare Trust of America, Inc. (the “Company” or “HTA”) as of the date set forth below in connection with the Employment Agreement dated _______, 2021 between Executive and HTA (the “Employment Agreement”). In consideration of the compensation and benefits to be paid in accordance with Section 9(d) of the Employment Agreement between HTA and Executive dated as of August ____, 2021 (the Employment Agreement), which shall only be paid or provided to Executive if he executes this Release on or following his employment termination date with the HTA Group (the “Termination Date”), and this Release becomes effective and irrevocable within sixty (60) days following the Termination Date, Executive hereby agrees to the following:
1.    General Release.
A.    Executive unconditionally, irrevocably and absolutely releases and discharges HTA, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of HTA, past and present, as well as HTA’s past and present Executives, officers, directors, partners, members, insurers, benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them prior to or at the Termination Date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with HTA, Executive’s termination of employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with HTA that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Family and Medical Leave Act, the Civil Rights Act of 1866, and the Executive Retirement Income Security Act (with respect to unvested benefits), and all claims for attorneys’ fees, costs and expenses. Notwithstanding the broad terms of this release, Executive is not releasing (i) any claim or right to director and officer (D&O) insurance coverage for any acts arising prior to the Termination Date, (ii) any claim or rights arising under Section 9(d) of the Employment Agreement, (iii) any claim or rights to the Accrued Obligations (as defined in the Employment Agreement), (iv) any rights as an equity holder of the Company or with respect to any vested incentive equity awards of the Company; and/or (v) any claim or right arising after the date Executive signs this Release.
B.    Notwithstanding the broad scope of the release set forth in this Section 1, this Release is not intended to bar, and the defined term Released Claims does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers compensation benefits or unemployment insurance benefits or Executive’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”) and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Executive does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Executive’s behalf, Executive expressly waives Executive’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers compensation, unemployment insurance benefits, or any right to seek or recover a monetary whistleblower award from Government Agencies as part of a government-administered whistleblower award program for providing information directly to Government Agencies (a “Whistleblower Award”). In addition, Executive shall not be prohibited, pursuant to this Release, from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.
C.    Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Release and the Separation Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.
D.    Subject to Section 1.B above, Executive declares and represents that Executive intends this Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Executive intends the release herein to be final and complete. Executive executes this Release with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.
E.    By execution of this Release, Executive represents that (a) Executive has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Executive by HTA, other than those specifically addressed in the Separation Agreement as payable following the Termination Date, (b) Executive has not been denied any request for leave or accommodation to which Executive believes Executive was legally entitled, and Executive was not otherwise deprived of any of Executive’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute, and (c) Executive has not suffered any harassment, retaliation, employment discrimination, or work-related injury or illness while employed by HTA.
2.    Covenant Not to Sue. Subject to Section 1.B above or as otherwise provided in this Release, Executive agrees that Executive is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Executive represents that, as of the date of Executive’s signing this Release, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the HTA or any of the other Released Parties in any court or with any Government Agency and, to the best of Executive’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties on Executive’s behalf. Executive further represents that Executive has not assigned, or purported to assign, Executive’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties to any other person or entity. Executive agrees not to assist, or otherwise participate in, any claims, cross-claims, third-party claims, demands, complaints, causes of action related in any way to the allegations that were or could have been made by Executive with respect to the claims and causes of action released as part of this Release, unless required to do so by law.
3.    Older Workers Benefit Protection Act. This Release is intended to satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Release.
A.    ADEA Release and Waiver. By entering into this Release, Executive is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.
B.    Acknowledgments. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Release; (b) Executive has been advised in writing, by this Release, to consult with an attorney before executing this Release; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; and (d) by signing this Release, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.
C.    Time to Consider. Executive has at least [21][45] days beginning on the Termination Date to consider whether or not to enter into this Release and return a signed copy to HTA (although Executive may elect not to use the full consideration period at Executive’s option) solely to satisfy the requirements of the Older Workers Benefit Protection Act. Any change(s) made to this Release by the parties during the consideration period will not restart the running of the consideration period. The Company’s offer of the severance benefits under Section 9(d) of the Employment Agreement will expire at the end of the consideration period set forth herein if this Release has not been executed at such time.
D.    Revocation Right. For a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke Executive’s agreement to those provisions of this Release releasing and waiving Executive’s rights and claims under the ADEA. If Executive chooses to revoke the Release, Executive must deliver a written notice of revocation to [insert: applicable person and contact information]. Any such revocation must be actually received by HTA within the Revocation Period or it will be void. Because of Executive’s right to revoke Executive’s agreement to those provisions of this Release releasing and waiving Executive’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Executive exercising the right to revoke.
E.    Effect of Revocation. If Executive exercises Executive’s right to revoke Executive’s agreement to those provisions of this Release releasing and waiving Executive’s rights and claims under the ADEA or otherwise challenges this Agreement under the OWBPA, the benefits under Section 9(d) of the Employment Agreement shall be reduced to one thousand dollars ($1,000.00) in total and Executive shall not be entitled to the balance of the benefits under Section 9(d) of the Employment Agreement. Executive acknowledges and agrees that such $1,000 payment constitutes full and adequate consideration for Executive’s release of any and all non-ADEA claims in this Release as detailed in Section 1 above.
F.    Effective Date. With the exception of the provisions of this Release releasing and waiving Executive’s rights and claims under the ADEA, all other terms and conditions of this Release shall be binding and enforceable immediately upon Executive’s execution of this Release, and shall remain effective regardless of whether Executive revokes Executive’s agreement to those provisions of this Release releasing and waiving Executive’s rights and claims under the ADEA.
G.    Preserved Rights of Executive. This Release does not waive or release any rights or claims that Executive may have under the ADEA that arise after the execution of this Release. In addition, this Release does not prohibit Executive from challenging the validity of this Release’s waiver and release of claims under the ADEA.

September __, 2021	Accepted and Agreed to: By: Peter N. Foss

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